                                                                    EXHIBIT 12.1

                          GLACIER WATER SERVICES, INC.

                       RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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                                                               NINE MONTHS ENDED
                                                               -----------------
                                 YEAR ENDED DECEMBER 31,
                            ---------------------------------- SEPT. 30, OCT. 5,
                             1992   1993   1994   1995   1996    1996     1997
                            ------ ------ ------ ------ ------ --------- -------
Earnings:
  Income before income
   taxes..................  $2,653 $3,329 $4,283 $4,514 $4,718  $4,052   $  462
  Fixed charges from
   below..................     342    155    536  1,077  1,152     809    1,729
                            ------ ------ ------ ------ ------  ------   ------
  Earnings................  $2,995 $3,484 $4,819 $5,591 $5,870  $4,861   $2,191
                            ====== ====== ====== ====== ======  ======   ======
Fixed Charges:
  Total rents.............  $  236 $  299 $  864 $1,109 $1,284  $  863   $1,042
                            ====== ====== ====== ====== ======  ======   ======
  Percent of rents
   allocable to interest
   (Rents x 30%)..........  $   71 $   90 $  259 $  333 $  385  $  259   $  313
  Interest expense........     271     65    277    744    767     550    1,416
                            ------ ------ ------ ------ ------  ------   ------
  Fixed charges...........  $  342 $  155 $  536 $1,077 $1,152  $  809   $1,729
                            ====== ====== ====== ====== ======  ======   ======
Earnings to fixed charges.   8.76x 22.48x  8.99x  5.19x  5.10x   6.01x    1.27x
                            ====== ====== ====== ====== ======  ======   ======
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